Edwards Lifesciences Corporation One Edwards Way · Irvine, CA USA · 92614 Phone: 949.250.2500 · www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070
Investor Contact:  Mark Wilterding, 949-250-6826

EDWARDS LIFESCIENCES REPORTS SECOND QUARTER RESULTS
IRVINE, Calif., July 28, 2022 — Edwards Lifesciences (NYSE: EW) today reported financial results for the quarter ended June 30, 2022.
Second Quarter Highlights and Outlook
•Q2 sales of $1.37 billion were flat versus an elevated prior year; underlying1 sales grew 5 percent
•Q2 TAVR sales grew 1 percent; underlying 5 percent
•Q2 EPS was $0.65; adjusted1 EPS was $0.63
•Lowered second half underlying sales growth outlook to approximately 10 percent
•Expect strong double-digit adjusted EPS growth in the second half
•Repurchased $355 million of stock in Q2

“We continue to expect meaningful progress in 2022 on our pursuit of innovative therapies that address significant unmet patient needs. We grew sequentially in the second quarter despite persistent disruption within the healthcare system. Although hospital staffing remains uncertain, we continue to have confidence in our longer-term outlook,” said Michael A. Mussallem, chairman and CEO. “We remain aggressive investors in research and development and clinical research and we look forward to sharing new, groundbreaking clinical trial results later this year.”
Transcatheter Aortic Valve Replacement (TAVR)
In the second quarter, the company reported TAVR sales of $907 million, a year-over-year increase of 1 percent, or 5 percent on an underlying basis. Sales growth was limited by ongoing U.S. hospital staffing constraints, but still represented the company’s highest quarter of TAVR sales. Globally, the company's local average selling prices and market position were stable. In the U.S., Edwards’ TAVR sales were approximately flat with the elevated prior year, but increased in the high-single digit range sequentially.
Outside the U.S., in the second quarter, Edwards' underlying TAVR sales grew in the mid-teens on a year-over-year basis. The company continues to see excellent opportunities for international expansion as TAVR adoption remains low.

Edwards advanced two pivotal trials in the second quarter aiming to expand TAVR indications: the EARLY TAVR trial studying the large group of patients with severe aortic stenosis (AS) and no diagnosed symptoms, and the PROGRESS trial evaluating patients with moderate AS, which represents a group that is much larger than those with severe AS. Edwards also began treating patients in the ALLIANCE pivotal trial for the company’s next-generation TAVR technology, the SAPIEN X4 system.
The company continues to estimate that the global TAVR opportunity will double to $10 billion by 2028, implying a low double-digit compounded annual growth rate.
Transcatheter Mitral and Tricuspid Therapies (TMTT)
Edwards continued to progress on three key value drivers for TMTT in the second quarter: a portfolio of differentiated therapies, positive pivotal trial results to support approvals and adoption, and favorable real-world clinical outcomes.
Second quarter TMTT sales were $28 million driven by the continued adoption of the company’s PASCAL platform in Europe. The company remains on track for US FDA approval and CE Mark MDR approval of PASCAL Precision by year-end. This next generation system is designed to facilitate precise navigation and an intuitive user experience, extending Edwards’ differentiated platform. The company remains on track for U.S. approval late this year of the PASCAL Precision platform for patients with degenerative mitral regurgitation. In addition, Edwards continues to pursue a late 2022 approval for the EVOQUE tricuspid valve replacement system in Europe under the new MDR process.
Edwards anticipates that the global TMTT opportunity will reach $5 billion by 2028. The company remains committed to transforming the treatment of patients with mitral and tricuspid valve disease around the world.
Surgical Structural Heart and Critical Care
Surgical Structural Heart sales for the quarter were $229 million, down 4 percent compared to the second quarter of 2021, or up 2 percent on an underlying basis. Growth was driven by increased penetration of the company’s premium RESILIA products. The company experienced strong adoption of the MITRIS RESILIA mitral valve in the U.S. beginning with its launch in April. Building on the commercial success of the INSPIRIS aortic valve, the MITRIS valve offers intuitive product features as well as the benefits of the innovative RESILIA tissue technology.
Critical Care sales were $211 million for the quarter, down 2 percent versus the second quarter of 2021, or up 3 percent on an underlying basis. Sales growth was driven by increased adoption of the company’s Hypotension Prediction Index algorithm, and its broad portfolio of sensors.

Additional Financial Results
For the quarter, the adjusted gross profit margin was 80.5 percent, compared to 75.9 percent in the same period last year. This improvement was driven by the higher-than-expected positive impact from the company’s FX program, which includes natural hedges and hedge contract gains that offset the sales impact from the weakening of the euro and yen against the dollar.
Selling, general and administrative expenses in the second quarter were $409 million, or 29.8 percent of sales, compared to $374 million in the prior year. The year-over-year increase was primarily due to a resumption of in-person commercial activities, partially offset by the weakening of the euro and yen against the dollar.
Research and development expenses in the second quarter grew 11 percent to $251 million, or 18.3 percent of sales, compared to $225 million in the prior year.  This increase was primarily the result of continued investments in Edwards’ transcatheter innovations, including eight currently enrolling pivotal clinical trials.
Free cash flow for the second quarter was $289 million, defined as cash flow from operating activities of $332 million, less capital spending of $43 million.
Cash, cash equivalents and short-term investments totaled $1.5 billion as of June 30, 2022.  During the second quarter, shares were repurchased through a pre-established 10b5-1 program totaling $355 million. In July, the company obtained Board approval to increase the authorization under the company’s share repurchase program, consistent with its long-time practice of seeking new authorizations when the prior authorization has been diminished. Edwards currently has $1.9 billion remaining under the program.
Outlook
Primarily as a result of more pronounced FX headwinds and the slower than expected improvement in COVID-related hospital staffing, the company is lowering its guidance to more accurately reflect these challenges. The company expects approximately 10 percent underlying sales growth in the second half of the year. For total Edwards, the company now expects full year 2022 sales of $5.35 to $5.55 billion. For TAVR, $3.5 to $3.7 billion; for TMTT, $110 to $140 million; for Surgical Structural Heart, $870 to $950 million; and for Critical Care, $820 to $900 million. The company now expects full year adjusted EPS guidance at the bottom end of its original guidance range of $2.50 to $2.65, representing double-digit growth over 2021.
For the third quarter of 2022, the company projects total sales to be between $1.30 and $1.37 billion, and adjusted EPS of $0.58 to $0.66.
“Our strong foundation of technology leadership, combined with a robust pipeline, positions us well for continued success,” said Mussallem. “As patients and clinicians increasingly recognize the significant benefits of transcatheter-based technologies, supported by the substantial body of compelling evidence, we remain as optimistic as ever about the long-term growth opportunities.”

About Edwards Lifesciences
Edwards Lifesciences is the global leader of patient-focused innovations for structural heart disease and critical care monitoring. We are driven by a passion for patients, dedicated to improving and enhancing lives through partnerships with clinicians and stakeholders across the global healthcare landscape. For more information, visit Edwards.com and follow us on Facebook, Instagram, LinkedIn, Twitter and YouTube.
Conference Call and Webcast Information
Edwards Lifesciences will be hosting a conference call today at 2:00 p.m. PT to discuss its second quarter results.  To participate in the conference call, dial (877) 704-2848 or (201) 389-0893.  The call will also be available live and archived on the “Investor Relations” section of the Edwards web site at ir.edwards.com or www.edwards.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “potential,” “predict,” "early clinician feedback," “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident” or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, third quarter and full year 2022 financial guidance, statements regarding the TAVR and TMTT opportunity, statements regarding the RESILIA tissue technology, and the international adoption of TAVR, the compounded annual growth rate, statements regarding transforming patient treatment, approvals, clinical outcomes, adoption, and the information in the Outlook section. No inferences or assumptions should be made from statements of past performance, efforts, or results which may not be indicative of future performance or results. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain, difficult to predict, and may be outside of the company’s control. The company's forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include risk and uncertainties associated with the COVID pandemic, clinical trial or commercial results or new product approvals and therapy adoption; unpredictability of product launches; competitive dynamics; changes to reimbursement for the company's products; the company’s success in developing new products and avoiding manufacturing and quality issues; the impact of currency exchange rates; the timing or results of R&D and clinical trials; unanticipated actions by the U.S. Food and Drug Administration and other regulatory agencies; unexpected litigation impacts or expenses; and other risks detailed in the company's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2021, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, and its other filings with the SEC. These filings, along with important safety information about our products, may be found at edwards.com.

Edwards, Edwards Lifesciences, the stylized E logo, ALLIANCE, EARLY TAVR, EVOQUE, INSPIRIS, MITRIS, MITRIS RESILIA, PASCAL, PASCAL Precision, PROGRESS, RESILIA, SAPIEN, and SAPIEN X4 are trademarks of Edwards Lifesciences Corporation or its affiliates. All other trademarks are the property of their respective owners. This statement is made on behalf of Edwards Lifesciences Corporation and its subsidiaries.

[1] “Adjusted” amounts are non-GAAP items. “Underlying” growth rates in this press release exclude foreign exchange fluctuations. Adjusted earnings per share is a non-GAAP item computed on a diluted basis and in this press release excludes intellectual property litigation expenses, amortization of intangible assets, and fair value adjustments to contingent consideration liabilities arising from acquisitions. See “Non-GAAP Financial Information” and reconciliation tables below.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales	$1,373.9	$1,376.0	$2,715.1	$2,592.6
Cost of sales	269.4	334.3	568.7	627.7

Gross profit	1,104.5	1,041.7	2,146.4	1,964.9

Selling, general, and administrative expenses	409.0	374.5	779.3	705.3
Research and development expenses	250.8	225.3	479.4	432.3
Intellectual property litigation expenses, net	6.1	2.4	13.2	8.8
Change in fair value of contingent consideration liabilities, net	(20.9)	(102.6)	(23.8)	(107.1)

Operating income	459.5	542.1	898.3	925.6

Interest (income) expense, net	(0.9)	1.0	(1.5)	0.7
Other income, net	(4.3)	(4.4)	(1.0)	(9.9)

Income before provision for income taxes	464.7	545.5	900.8	934.8

Provision for income taxes	58.3	56.0	120.8	107.1

Net income	$406.4	$489.5	$780.0	$827.7

Earnings per share:
Basic	$0.65	$0.79	$1.26	$1.33
Diluted	$0.65	$0.78	$1.24	$1.31

Weighted-average common shares outstanding:
Basic	620.9	622.3	621.5	622.7
Diluted	626.7	629.9	628.1	630.6

Operating statistics
As a percentage of net sales:
Gross profit	80.4%	75.7%	79.1%	75.8%
Selling, general, and administrative expenses	29.8%	27.2%	28.7%	27.2%
Research and development expenses	18.3%	16.4%	17.7%	16.7%
Operating income	33.4%	39.4%	33.1%	35.7%
Income before provision for income taxes	33.8%	39.6%	33.2%	36.1%
Net income	29.6%	35.6%	28.7%	31.9%

Effective tax rate	12.5%	10.3%	13.4%	11.5%

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Balance Sheets
(in millions)

	June 30, 2022	December 31, 2021
ASSETS

Current assets
Cash and cash equivalents	$1,198.1	$862.8
Short-term investments	317.7	604.0
Accounts and other receivables, net	636.4	582.2
Other receivables	42.8	82.7
Inventories	740.0	726.7
Prepaid expenses	79.3	85.2
Other current assets	248.8	237.1
Total current assets	3,263.1	3,180.7

Long-term investments	1,490.8	1,834.2
Property, plant, and equipment, net	1,559.9	1,546.6
Operating lease right-of-use assets	84.2	92.1
Goodwill	1,164.1	1,167.9
Other intangible assets, net	320.7	323.6
Deferred income taxes	307.6	246.7
Other assets	234.7	110.8

Total assets	$8,425.1	$8,502.6

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$945.8	$1,006.8
Operating lease liabilities	23.3	25.5
Total current liabilities	969.1	1,032.3

Long-term debt	596.0	595.7
Contingent consideration liabilities	38.2	62.0
Taxes payable	142.9	190.0
Operating lease liabilities	63.5	69.1
Uncertain tax positions	282.4	259.0
Litigation settlement accrual	167.2	191.3
Other liabilities	222.2	267.3
Total liabilities	2,481.5	2,666.7

Stockholders’ equity
Common stock	645.0	642.0
Additional paid-in capital	1,852.5	1,700.4
Retained earnings	6,848.1	6,068.1
Accumulated other comprehensive loss	(224.4)	(157.7)
Treasury stock, at cost	(3,177.6)	(2,416.9)
Total stockholders’ equity	5,943.6	5,835.9

Total liabilities and stockholders’ equity	$8,425.1	$8,502.6

EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures. Management makes adjustments to the GAAP measures for items (both charges and gains) that (a) do not reflect the core operational activities of the Company, (b) are commonly adjusted within the Company’s industry to enhance comparability of the Company’s financial results with those of its peer group, or (c) are inconsistent in amount or frequency between periods (albeit such items are monitored and controlled with equal diligence relative to core operations). The Company uses the term “underlying" when referring to non-GAAP sales and sales growth information, which excludes currency exchange rate fluctuations. The Company uses the term “adjusted” to also exclude intellectual property litigation expenses, amortization of intangible assets, and fair value adjustments to contingent consideration liabilities arising from acquisitions.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to, and in conjunction with, results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations by investors that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company's business and facilitate comparability to historical periods.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

Fluctuations in currency exchange rates impact the comparative results and sales growth rates of the Company's underlying business. Management believes that excluding the impact of currency exchange rate fluctuations from its sales growth provides investors a more useful comparison to historical financial results. The impact of the fluctuations has been detailed in the "Reconciliation of Sales by Product Group and Region."

Guidance for sales and sales growth rates is provided on an "underlying basis," and projections for diluted earnings per share, net income and growth, gross profit margin, taxes, and free cash flow are also provided on a non-GAAP basis, as adjusted, for the items identified above due to the inherent difficulty in forecasting such items without unreasonable efforts. The Company is not able to provide a reconciliation of the non-GAAP guidance to comparable GAAP measures due to the unknown effect, timing, and potential significance of special charges or gains, and management's inability to forecast charges associated with future transactions and initiatives.

Management considers free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by business operations, after deducting payments for capital expenditures, which can then be used for strategic opportunities or other business purposes including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

Intellectual Property Litigation Expenses, net - The Company incurred net intellectual property litigation expenses of $7.1 million and $6.4 million in the first quarter of 2022 and 2021, respectively, and $6.1 million and $2.4 million in the second quarter of 2022 and 2021, respectively.

Change in Fair Value of Contingent Consideration Liabilities, net - The Company recorded gains of $2.9 million and $4.5 million in the first quarter of 2022 and 2021, respectively, and $20.9 million and $102.6 million in the second quarter of 2022 and 2021, respectively, related to changes in the fair value of its contingent consideration liabilities arising from acquisitions.

Amortization of Intangible Assets - The Company recorded amortization expense related to developed technology and patents in the amount of $1.7 million and $1.1 million in the first quarter of 2022 and 2021, respectively, and $1.2 million and $3.3 million in the second quarter of 2022 and 2021, respectively.

Provision for Income Taxes - The income tax impact of the expenses and gains discussed above is based upon the items' forecasted effect upon the Company's full year effective tax rate. Adjustments to forecasted items unrelated to the expenses and gains above, as well as impacts related to interim reporting, will have an effect on the income tax impact of these items in subsequent periods.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
(in millions, except per share and percentage data)

	Three Months Ended June 30, 2022
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$1,373.9	80.4%	$459.5	$406.4	$0.65	12.5%
Non-GAAP adjustments: (A) (B)
Intellectual property litigation expenses, net	—	—	6.1	4.8	0.01	0.1
Change in fair value of contingent consideration liabilities, net	—	—	(20.9)	(19.3)	(0.03)	0.3
Amortization of intangible assets	—	0.1	1.2	1.0	—	—
Adjusted	$1,373.9	80.5%	$445.9	$392.9	$0.63	12.9%

	Three Months Ended June 30, 2021
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$1,376.0	75.7%	$542.1	$489.5	$0.78	10.3%
Non-GAAP adjustments: (A) (B)
Intellectual property litigation expenses, net	—	—	2.4	1.7	—	—
Change in fair value of contingent consideration liabilities, net	—	—	(102.6)	(94.0)	(0.14)	0.5
Amortization of intangible assets	—	0.2	3.3	3.0	—	—
Adjusted	$1,376.0	75.9%	$445.2	$400.2	$0.64	10.8%

	Six Months Ended June 30, 2022
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$2,715.1	79.1%	$898.3	$780.0	$1.24	13.4%
Non-GAAP adjustments: (A) (B)
Intellectual property litigation expenses, net	—	—	13.2	10.6	0.02	0.1
Change in fair value of contingent consideration liabilities, net	—	—	(23.8)	(21.9)	(0.03)	0.1
Amortization of intangible assets	—	0.1	2.9	2.5	—	—
Adjusted	$2,715.1	79.2%	$890.6	$771.2	$1.23	13.6%

	Six Months Ended June 30, 2021
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$2,592.6	75.8%	$925.6	$827.7	$1.31	11.5%
Non-GAAP adjustments: (A) (B)
Intellectual property litigation expenses, net	—	—	8.8	7.0	0.01	—
Change in fair value of contingent consideration liabilities, net	—	—	(107.1)	(98.1)	(0.16)	0.4
Amortization of intangible assets	—	0.2	4.4	4.0	0.01	—
Adjusted	$2,592.6	76.0%	$831.7	$740.6	$1.17	11.9%

(A)See description of non-GAAP adjustments under "Non-GAAP Financial Information."
(B)The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable. The impact on the effective tax rate is reflected on each individual non-GAAP adjustment line item.

RECONCILIATION OF SALES BY PRODUCT GROUP AND REGION

					2021 Adjusted
Sales by Product Group (QTD)	2Q 2022	2Q 2021	Change	GAAP Growth Rate*	FX Impact	2Q 2021 Adjusted Sales	Underlying Growth Rate *
Transcatheter Aortic Valve Replacement	$906.9	$901.5	$5.4	0.6%	$(36.4)	$865.1	4.9%
Transcatheter Mitral and Tricuspid Therapies	27.9	22.1	5.8	25.6%	(1.8)	20.3	38.3%
Surgical Structural Heart	228.5	237.4	(8.9)	(3.7)%	(12.0)	225.4	1.6%
Critical Care	210.6	215.0	(4.4)	(2.0)%	(9.6)	205.4	2.7%
Total	$1,373.9	$1,376.0	$(2.1)	(0.1)%	$(59.8)	$1,316.2	4.5%

					2021 Adjusted
Sales by Product Group (YTD)	YTD 2Q 2022	YTD 2Q 2021	Change	GAAP Growth Rate*	FX Impact	YTD 2Q 2021 Adjusted Sales	Underlying Growth Rate *
Transcatheter Aortic Valve Replacement	$1,788.2	$1,693.2	$95.0	5.6%	$(52.7)	$1,640.5	9.0%
Transcatheter Mitral and Tricuspid Therapies	54.9	38.4	16.5	42.6%	(2.5)	35.9	53.1%
Surgical Structural Heart	449.3	450.4	(1.1)	(0.2)%	(17.4)	433.0	3.8%
Critical Care	422.7	410.6	12.1	3.0%	(14.1)	396.5	6.6%
Total	$2,715.1	$2,592.6	$122.5	4.7%	$(86.7)	$2,505.9	8.4%

					2021 Adjusted
Sales by Region (QTD)	2Q 2022	2Q 2021	Change	GAAP Growth Rate*	FX Impact	2Q 2021 Adjusted Sales	Underlying Growth Rate *
United States	$800.8	$795.7	$5.1	0.6%	$—	$795.7	0.5%
Europe	302.8	309.8	(7.0)	(2.2)%	(34.3)	275.5	10.4%
Japan	122.9	131.8	(8.9)	(6.8)%	(21.1)	110.7	10.9%
Rest of World	147.4	138.7	8.7	6.1%	(4.4)	134.3	9.7%
Outside of the United States	573.1	580.3	(7.2)	(1.2)%	(59.8)	520.5	10.3%
Total	$1,373.9	$1,376.0	$(2.1)	(0.1)%	$(59.8)	$1,316.2	4.5%

					2021 Adjusted
Sales by Region (YTD)	YTD 2Q 2022	YTD 2Q 2021	Change	GAAP Growth Rate*	FX Impact	YTD 2Q 2021 Adjusted Sales	Underlying Growth Rate *
United States	$1,550.3	$1,470.4	$79.9	5.4%	$—	$1,470.4	5.4%
Europe	613.9	589.8	24.1	4.1%	(49.2)	540.6	13.8%
Japan	258.4	264.1	(5.7)	(2.2)%	(30.6)	233.5	10.7%
Rest of World	292.5	268.3	24.2	9.0%	(6.9)	261.4	11.9%
Outside of the United States	1,164.8	1,122.2	42.6	3.8%	(86.7)	1,035.5	12.5%
Total	$2,715.1	$2,592.6	$122.5	4.7%	$(86.7)	$2,505.9	8.4%

* Numbers may not calculate due to rounding.